INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-effective Amendment No. 8 to the Registration Statement (File No. 33-86102) of John Hancock Institutional Series Trust of our reports each dated April 3, 1998, appearing in the annual reports to shareholders for the year ended February 28, 1998. We also consent to the references to us under the headings "The Funds' Financial Highlights" in the Prospectuses and "Independent Auditors" in the Statement of Additional Information , all of which are part of such Registration Statement.




                            /s/Deloitte & Touche LLP
                              DELOITTE & TOUCHE LLP
Boston, Massachusetts
April 27, 1998